Exhibit 10.1

EXECUTION VERSION

AMENDED AND RESTATED EXCLUSIVITY SERVICES AGREEMENT

AMENDED AND RESTATED EXCLUSIVITY SERVICES AGREEMENT, dated as of December 31, 2006 (this “Agreement”), between LEXINGTON REALTY TRUST, a Maryland real estate investment trust (the “Company”) and MICHAEL L. ASHNER (“Ashner”), an individual.

RECITALS

WHEREAS, pursuant to that certain Exclusivity Services Agreement, dated as of December 31, 2003, between First Union Real Estate Equity and Mortgage Investments, an Ohio business trust (currently known as Winthrop Realty Trust) (“First Union”), and Ashner, as amended by Amendment No. 1 to Exclusivity Services Agreement (as amended, the “First Union Agreement”), Ashner agreed, subject to certain conditions, to offer to First Union all Business Opportunities (as defined in the First Union Agreement) offered to him during the period that he is serving either as an executive officer of First Union or as a member of the Board of Trustees of First Union;

WHEREAS, pursuant to that certain Acquisition Agreement, dated November 7, 2005, between Newkirk Realty Trust, Inc., a Maryland corporation (“Newkirk”), and First Union (the “Acquisition Agreement”), First Union assigned to Newkirk all of its right, title and interest under the First Union Agreement solely with respect to Business Opportunities related to Net Lease Assets (as defined in the Acquisition Agreement);

WHEREAS, in connection with the transactions contemplated by the Acquisition Agreement, Newkirk and Ashner entered into that certain Exclusivity Services Agreement dated November 7, 2005 (the “Newkirk Exclusivity Agreement”) pursuant to which, among other things, Ashner agreed upon the termination of the Acquisition Agreement due to the termination of the First Union Agreement that any Net Lease Business Opportunity offered to him during the Exclusivity Period (as such terms are defined in the Newkirk Exclusivity Agreement) was to be offered to Newkirk and Ashner has agreed to offer the same to the Company;

WHEREAS, simultaneously herewith Newkirk is merging into the Company (the “Merger”) with the Company being the surviving entity and the Company has assumed all of the rights and obligations of Newkirk under the Newkirk Exclusivity Agreement;

WHEREAS, the parties hereto desire to amended and restate in its entirety the Newkirk Exclusivity Agreement;

NOW THEREFORE, in consideration of the foregoing and mutual provisions and agreements contained herein, the parties hereto agree as follows:

Article I

Confirmation of Assignment

Section 1.1         Confirmation of Assignment. Ashner hereby consents to the assignment provided for in the Acquisition Agreement and agrees to be bound by the terms of the First Union Agreement as in effect on the date hereof. Notwithstanding Section 3.6 of this Agreement, Ashner hereby consents to the assignment to the Company of all of the rights of Newkirk, and the assumption by the Company of all of Newkirk’s obligations, under the Newkirk Exclusivity Agreement by entering into this Agreement from and after the effective time of the Merger.

Section 1.2         No Modification. Ashner covenants and agrees that he will not consent to any amendment or modification of the First Union Agreement to the extent such amendment or modification would relieve Ashner of his obligations to offer to the Company all Business Opportunities as they relate to Net Lease Assets in accordance with the terms of the First Union Agreement without the prior written consent of the Company.

Section 1.3        [Reserved]

Section 1.4        Representations and Warranties. Ashner represents and warrants to the Company that:

(i)           He had the full power and authority to enter into the First Union Agreement and to consummate the transaction contemplated thereby and has the full power and authority to enter into this Agreement and consummate the transactions contemplated hereby;

(ii)          The First Union Agreement was, and this Agreement has been, duly executed and delivered by Ashner and each such agreement constitutes the legal, valid and binding obligation of Ashner, enforceable in accordance with its terms, except as such enforceability may be subject to the effects of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to the effects of general equitable principles;

(iii)        The rights granted by Ashner to First Union pursuant to the First Union Agreement were granted free and clear of any lien or other encumbrance; and

(iv)         The consent of Winthrop Realty Trust or any other party other than Ashner was not required, or was previously obtained (or is being obtained concurrently herewith), in connection with the assignment provided for in the Acquisition Agreement or the execution of this Agreement.

Article II

Net Lease Business Opportunities

Section 2.1         Net Lease Business Opportunity. If the First Union Agreement is terminated, Ashner covenants and agrees that from and after such date, any Net Lease Business Opportunity offered to him or generated by him during the Exclusivity Period shall be offered to the Company. “Net Lease Business Opportunity” shall mean any investment in real property or assets related thereto other than a Permitted Investment (as defined in Section 2.2) and which relate solely to (i) a property that is either (a) triple net leased or (b) where a tenant leases at least 85% of the rentable square footage of the property and, in addition to base rent, the tenant is required to pay some or all of the operating expenses for the property, and, in both (a) and (b) the lease has a remaining term, exclusive of all unexercised renewal terms, of more than 18 months, (ii) management agreements and master leases with terms of greater than three years where a manager or master lessee bears all operating expenses of the property and pays the owner a fixed return, (iii) securities of companies including, without limitation, corporations, partnerships and limited liability companies, whether or not publicly traded, that are primarily invested in assets that meet the requirements of clauses (i) and (ii), and (iv) all retenanting and redevelopment associated with such properties, agreements and leases, and all activities incidental thereto. “Exclusivity Period” means the period beginning on the date hereof and ending on (i) if the Company terminates the employment of Michael L. Ashner other than for “Cause” (as defined in the Employment Agreement between the Company and Ashner, of even date herewith (the “Employment Agreement”)), or if Ashner terminates his employment with the Company for “Good Reason” (as defined in the Employment Agreement), the later of such date or the date on which Ashner ceases to be a trustee of the Company; or (ii) other than as set forth in (i) above, the six month anniversary of the later of (1) any date on which Ashner ceases to be an officer of the Company and (2) the date on which Ashner ceases to be a trustee of the Company.

Section 2.2         Permitted Investments. Notwithstanding anything herein to the contrary, none of the following shall be deemed a Net Lease Business Opportunity (each, a “Permitted Investment”):

(i)	investments in equity securities of publicly traded real estate entities in an amount not to exceed two percent (2%) of the outstanding equity securities of such entity;

(ii)	passive investments in real estate entities where the investment does not represent the greater of a 10% equity interest in the entity or $1,500,000; and

(iii)	investments which relate to assets that were held by entities set forth on Schedule 1 hereto (such entities being hereinafter referred to as “Ashner Entities”) as of November 7, 2005.

(iv)	investments in assets directly or indirectly owned or controlled by an Ashner Entity as of November 7, 2005.

(v)	Investments in equity securities of the Company and entities directly or indirectly owned or controlled by the Company.

Article III

General Provisions

Section 3.1        Termination. This Agreement shall terminate at such time as the Exclusivity Period terminates. The Company may terminate this Agreement at any time upon 10 days prior notice.

Section 3.2        Amendment. This Agreement may not be amended except by an instrument in writing signed by the parties hereto, which in the case of the Company shall require the majority vote of its independent trustees (as defined in the Rules and Regulations of the New York Stock Exchange).

Section 3.3         Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 3.3):

if to Ashner:

Two Jericho Plaza

Wing A – Suite 111

Jericho, NY 11753
Telephone:	(516) 822-0022
Fax No.:	(516) 433-2777

if to the Company:

Lexington Realty Trust
One Penn Plaza

Suite 4015

New York, NY 10119-4015
Telephone No:
Telecopier No:
Attention: Joseph Bonventre, Esq.

Section 3.4         Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the agreements contained herein are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the agreements contained herein be consummated as originally contemplated to the fullest extent possible.

Section 3.5         Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement is not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

Section 3.6        Entire Agreement; Assignment. This Agreement (with the documents referred to herein) constitutes the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof. This Agreement shall not be assigned by operation of law or otherwise.

Section 3.7         Waiver. No purported extension or waiver by any party shall be valid unless set forth in an instrument in writing signed by the party or parties to be bound thereby.

Section 3.8         Parties in Interest. This Agreement shall be binding upon and inure to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 3.9        Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any New York state or federal court. The parties hereto hereby (a) submit to the exclusive jurisdiction of the courts of the State of New York for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named court, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by the above-named court.

Section 3.10      Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTIES WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 3.10.

Section 3.11      Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 3.12      Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Signature Page Follows]

EXECUTION VERSION

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.

LEXINGTON REALTY TRUST

By:	/s/ T. Wilson Eglin
Name:	T. Wilson Eglin
Title:	Chief Executive Officer

/s/ Michael L. Ashner
Michael L. Ashner

Amended and Restated Exclusivity Services Agreement

Schedule 1

600 Grant AS GP L.P.

AP-PCC III, L.P.

AP-WEM USR LLC

Exeter Capital Corporation (family management company with less than $100,000 in assets)

First Winthrop Corporation

FUR Holdings LLC

FUR Advisors LLC

FUR Investors LLC

Kestrel Management Corp.

Kestrel Management, L.P.

MAQ/JV Associates LLC

MAQ/Pines Limited Partnership

Newkirk NL Holdings LLC

Newkirk RE Holdings LLC

U.S. Realty Advisors LLC

WEM-Brynmawr Associates LLC

Winthrop Management, L.P.

Winthrop Realty Partners, L.P.

Winthrop Realty Trust

and (i) all other single asset entities in which Michael Ashner holds an investment as of the date of this Agreement, and (ii) other entities in which Michael Ashner holds a non-controlling interest as of the date of this Agreement.